American High-Income Municipal Bond Fund

July 31, 2015

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$104,118
Class B	$163
Class C	$5,732
Class F1	$7,566
Class F2	$11,686
Total	$129,265
Class R-6	$6,392
Total	$6,392

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.6266
Class B	$0.5168
Class C	$0.5083
Class F1	$0.6149
Class F2	$0.6548
Class R-6	$0.6712

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	175,333
Class B	220
Class C	11,812
Class F1	13,466
Class F2	20,866
Total	221,697
Class R-6	12,229
Total	12,229

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$15.40
Class B	$15.40
Class C	$15.40
Class F1	$15.40
Class F2	$15.40
Class R-6	$15.40